Exhibit 99.4

[LETTERHEAD OF UBS SECURITIES LLC]

We hereby consent to the inclusion of our opinion letter dated July 24, 2005 to the Board of Directors of IVAX (the “Company”) as Annex B to the Joint Proxy Statement/Prospectus included in Amendment No. 1 to the Registration Statement of Teva Pharmaceutical Industries Limited (“Teva”) on Form F-4 (Commission File No. 333-128095) (the “Registration Statement”) relating to the proposed merger involving the Company and Teva, and to the references to such opinion under the headings “Summary—The IVAX and Teva boards of directors have received fairness opinions from their financial advisors,” “The Merger—Background of the Merger,” “The Merger—Recommendation of IVAX Board; IVAX’s Reasons for the Merger,” and “The Merger—Opinion of UBS.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

UBS SECURITIES LLC

/s/ UBS SECURITIES LLC

New York, New York

September 21, 2005